Execution Copy
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                          SECURITIES PURCHASE AGREEMENT


          This SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 15th day of December, 2007 by and among MOBILE SATELLITE VENTURES LP, a Delaware limited partnership ("MSV"), MOBILE SATELLITE VENTURES FINANCE CO., a Delaware corporation ("MSV Finance Co." and, together with MSV, the "Issuers"), SkyTerra Communications, Inc., a Delaware corporation ("SkyTerra"), HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., a Cayman Islands fund, and HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, LP, a Delaware limited partnership (collectively, the "Purchasers").

          In consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

     1. Definitions; Certain Rules of Construction. As used in this Agreement, the following terms shall have the following respective meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this Agreement, "control," when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Antitrust Laws" means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Authorizations" has the meaning assigned to it in Section 4.14(a) hereof.

     "Board" means the board of directors of Mobile Satellite Ventures GP, Inc., a Delaware corporation ("MSV GP") and the general partner of MSV, or any duly authorized committee thereof.

     "Business Day" (whether such term is capitalized or not) means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

     "Closing" has the meaning assigned to it in Section 3.2 hereof.

     "Closing Date" has the meaning assigned to it in Section 3.2 hereof.

     "Common Stock" means either Voting Common Stock or Non-Voting Common Stock.

     "Disclosure Schedules" has the meaning assigned to it in Section 4 and
Section 4A hereof.

     "DOJ" has the meaning assigned to it in Section 6 hereof.

     "Environmental Protection Laws" means any law, statute or regulation enacted by any jurisdiction in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

     "Exchange Act Reports" means SkyTerra's reports filed with the SEC since September 1, 2006, pursuant to Section 13 of the Exchange Act.

     "Existing High Yield Indenture" means the Indenture, dated as of March 30, 2006, by and among the Issuers, the Guarantors named therein, and The Bank of New York, a New York banking corporation, as Trustee, relating to the 14% Senior Secured Discount Notes of the Issuers, as such Indenture is in effect on the date of this Agreement (and without regard to any subsequent amendment thereto).

     "FCC" has the meaning assigned to it in Section 4.14(a) hereof.

     "FTC" has the meaning assigned to it in Section 6 hereof.

     "GAAP" means U.S. generally accepted accounting principles.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "HSR Act" has the meaning assigned to it in Section 4A.6 hereof.

     "Indebtedness" has the meaning assigned to it in the Indenture.

     "Indenture" means an Indenture in the form of the Existing High Yield Indenture but modified (i) to reflect that the Notes are to be unsecured instead of secured as are the notes issued under the Existing Indenture, (ii) to eliminate the "accreted value" concept since the Notes are to be issued at par as opposed to at the discount at which the existing notes were issued, (iii) to add provisions necessary to implement the PIK Accrual feature, and to reflect the other financial terms described in Section 2, (iv) to revise the provisions that contemplated an underwritten Rule 144A transaction (with DTC global securities issued upon the initial issuance) in a manner that provides for certificated notes issued on the Closing Date, with Global/DTC book-entry arrangements implemented at the request of the holders of a majority in principal amount of the Notes, (v) to include the additional affirmative and negative covenants described in Parts A and B of Exhibit C, and (vi) by such other related changes.

     "Intellectual Property" has the meaning assigned to it in Section 4.18(a) hereof.

     "Issuers" has the meaning assigned to it in the Preamble.

     "in writing" means any form of written communication or a communication by means of facsimile transmission, in all events delivered in accordance with
Section 9.3(b).

     "Law" means any constitution, treaty, statute, law, ordinance, regulation, rule, standard, code, rule of common law, order or other requirement or rule enacted or promulgated by any Governmental Authority.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, other than (a) those resulting from taxes which have not yet become delinquent or (b) minor liens and encumbrances that do not materially detract from the value of the property or materially impair the operations of MSV or SkyTerra, as applicable, or materially interfere with the use of such property or asset.

     "Losses" means any and all losses, liabilities, obligations, claims, contingencies, damages, diminution in value, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of preparation and investigation.

     "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, properties, operations, prospects or condition (financial or otherwise) of SkyTerra, the Issuers and their Subsidiaries, taken as a whole, except to the extent that such adverse effect results from (a) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (b) financial or securities market fluctuations or conditions; or (c) changes in, or events or conditions affecting, the satellite telecommunications industry generally.

     "MSV" has the meaning assigned to it in the Preamble.

     "Non-Responding Holder" has the meaning assigned to it in Section 8.6(b) hereof.

     "Non-Voting Common Stock" means the non-voting common stock, par value $0.01 per share, of SkyTerra.

     "Notes" has the meaning assigned to it in Section 2 hereof.

     "Original Issue Date" means the date on which the Warrants are first issued.

     "Permits" has the meaning assigned to it in Section 4.15 hereof.

     "Person" (whether or not capitalized) means an individual, entity, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any Governmental Authority.

     "PIK Accrual" has the meaning assigned to it in Section 2 hereof.

     "Public Offering" means an underwritten public offering or a registered direct placement resulting in net proceeds to SkyTerra or any of its Subsidiaries of at least $50,000,000.

     "PUC" has the meaning assigned to it in Section 4.14(a) hereof.

     "Purchase Price" means the amount to be determined in accordance with
Section 3.1(b) hereof.

     "Purchasers" has the meaning assigned it in the Preamble.

     "Registration Rights Agreement" means the agreement dated as of the Closing Date in the form attached hereto as Exhibit B.

     "Registration Statements" means SkyTerra's registration statements filed with the SEC since September 1, 2006, pursuant to the Securities Act.

     "Restricted Common Stock" means shares of Non-Voting Common Stock or Voting Common Stock which are, or which upon their issuance on the exercise of the Warrants would be, and shares of Voting Common Stock issued upon exchange of such shares of Non-Voting Common Stock, evidenced by a certificate bearing the restrictive legend set forth in Section 8.3(c) hereof.

     "Rule 144" means Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Reports" means the Exchange Act Reports filed with the SEC since September 1, 2006 and the Registration Statements.

     "Securities" mean, collectively, the Notes and the Warrants.

     "Securities Act" means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     "Significant Subsidiary" means any "significant subsidiary" of MSV or MSV Finance Co. within the meaning of Rule 1-02 under Regulation S-X.

     "SkyTerra" has the meaning assigned to it in the preamble.

     "Subsidiary" means, with respect to any Person at any time, (a) any other Person the accounts of which would be required by GAAP to be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) any other Person capital securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interest of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned or controlled by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries. Unless otherwise expressly provided, all references herein to "Subsidiary" means a Subsidiary of the Issuers.

     "Tax" or "Taxes" means any and all taxes, charges, fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, provincial, local, or foreign tax authority, including any gross income, net income, alternative or add on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back up withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer, gains taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

     "Third Party" means any Person (other than the Purchasers or any Subsidiary of SkyTerra) that is a prospective transferee of Offered Shares from SkyTerra as defined in Section 8.6(a).

     "Transaction Documents" means, collectively, this Agreement, the Warrants, the Indenture and the Registration Rights Agreement, as well as all certificates and exhibits executed or delivered in connection with such agreements.

     "Transfer" means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

     "Voting Common Stock" means the voting common stock, par value $0.01 per share, of SkyTerra.

     "Warrants" means one or more warrants to purchase an aggregate of 7.5% of the issued and outstanding Common Stock on a fully diluted basis (utilizing the treasury method) on January 3, 2008, and assuming a Common Stock share price of $5.05 for purposes of such treasury method calculation, substantially in the form Exhibit A hereto.

     "Warrant Stock" has the meaning assigned to it in Section 8.3(a).

     2. Financial Terms of the Notes. The Issuers have authorized or will authorize prior to the Closing Date the issuance and sale to the Purchasers of $150,000,000 aggregate principal amount (exclusive of any amounts that may be capitalized as a result of PIK Accrual (as defined below) of the Issuers' 16.50% Senior Unsecured Notes due May 1, 2013 (the "Notes") to be issued pursuant to the Indenture. Interest on the Notes will accrue from the issue date at a rate of 16.50% per annum, computed on the basis of a 360-day year of twelve 30-day months, payable semi-annually in arrears on each December 15 and June 15, commencing June 15, 2008. Until and including December 15, 2011, each and every interest payment on the Notes will be payable, at the option of the Issuers, (i) in cash (a "Cash Payment"), (ii) by adding the amount of such interest to the principal of the relevant Note (a "PIK Accrual") or (iii) in a combination of Cash Payment and PIK Accrual, with any Cash Payment being allocated pro rata among all Notes on which interest is due on such date; provided, however, that interest payments on each Note shall be made wholly in the form of a Cash Payment (x) upon any prepayment of such Note (to the extent accrued on the amount being prepaid), (y) upon the scheduled maturity of such Note and (z) at such other time as such Note becomes due and payable (whether by acceleration or otherwise). Commencing June 15, 2012, interest on the Notes will be payable in cash only. The Notes will mature on May 1, 2013.

     3.   Purchase and Sale of the Securities.

          3.1  Purchase and Sale.

          (a) Subject to and upon the terms and conditions set forth in this Agreement, the Indenture and the Warrants: (i) the Issuers agree to issue and sell to the Purchasers, and the Purchasers hereby agree to purchase from the Issuers, $150,000,000 aggregate principal amount of the Notes, and (ii) SkyTerra agrees to issue and sell to the Purchasers, and the Purchasers hereby agree to purchase from SkyTerra, the Warrants.

          (b) The aggregate Purchase Price to be delivered by the Purchasers hereunder for the Notes and the Warrants shall be allocated between the Notes and the Warrants in accordance with the procedure set forth in this Section 3.1(b). The parties agree to cooperate in good faith to determine the allocation between the Notes and the Warrants within fifteen (15) days of the Closing Date. The parties agree to be bound by such allocation and to take no position inconsistent therewith unless otherwise required by a "determination" as defined in Section 1313(a) of the Internal Revenue Code of 1986, as amended.

          3.2 Closing. The closing of the sale to, and purchase by, the Purchaser of the Securities as contemplated by Section 3.1 (the "Closing") shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, on January 4 , 2008, subject to the satisfaction or waiver of all of the conditions set forth in Section 7 hereof and in the Indenture, or at such other time and place as the Issuers and the Purchasers may agree (the "Closing Date"). At the Closing, the Issuers shall deliver to the Purchasers (a) one or more Notes, substantially in the form set forth in the Indenture evidencing $150,000,000 aggregate principal amount of the Notes, and (b) SkyTerra shall deliver one or more instruments evidencing the aggregate number of Warrants, in each case registered in the names of the Purchasers, against delivery to the Issuers of $150,000,000 by wire transfer of immediately available funds to an account or accounts that the Issuers designate in writing to the Purchasers at least two Business Days prior to the Closing Date.

     4. Representations and Warranties of the Issuers. Except as disclosed in the Disclosure Schedules delivered concurrently herewith (the "Disclosure Schedules"), the Issuers jointly and severally hereby make the following representations and warranties:

          4.1 Corporate Status. Each of the Issuers and their Significant Subsidiaries (a) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (b) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Neither of the Issuers nor any of their Significant Subsidiaries is currently in violation of any of the provisions of its Certificate of Incorporation or By-laws (or other applicable charter documents), each as amended to date.

          4.2 Corporate Power and Authority. All corporate or other action on the part of each of the Issuers, its officers, directors, shareholders, managers or members necessary for the authorization, execution, delivery and performance of this Agreement and the Indenture and the consummation of the transactions contemplated herein and therein have been taken or will be taken prior to the Closing Date. This Agreement, and the Indenture when executed and delivered by each of the Issuers, shall constitute the legal, valid and binding obligation of the Issuers and shall be enforceable against the Issuers in accordance with the respective terms of the agreements, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Issuers have all requisite corporate power and authority to enter into this Agreement and the Indenture, and to carry out and perform their obligations under the terms hereof and thereof.

          4.3 No Violation. None of the execution, delivery and performance by the Issuers of this Agreement or the Indenture or compliance with the terms and provisions hereof and thereof (a) will contravene any applicable provision of any applicable Law, (b) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Issuers or any of their Significant Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other material instrument to which any of the Issuers or any of their Significant Subsidiaries is a party or by which it or any of its or their property or assets are bound or to which it may be subject, or result in the acceleration of any obligation of the Issuers or (c) will violate any provision of the Certificate of Incorporation or By-laws (or other applicable charter documents) of the Issuers, each as amended to date, except in the case of (a) or (b), where such breach or conflict would not reasonably be expected to have a Material Adverse Effect.

          4.4 Capitalization. Section 4.4 of the Disclosure Schedules discloses the number of authorized, issued and outstanding limited partnership units of MSV, and outstanding warrants and options to purchase limited partnership units of MSV as of the date hereof. As of the date hereof, 4,778,250 limited partnership units were reserved for future issuance pursuant to outstanding options, restricted shares/phantom units, and warrants issued by MSV. As of the date hereof, 1,721,750 additional limited partnership units were authorized and reserved for future issuance pursuant to option and other equity plans adopted or approved by MSV. As of the date hereof, except as disclosed in Section 4.4 of the Disclosure Schedules, there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or any agreement for the purchase or acquisition from MSV or any wholly-owned Subsidiary of any of MSV's limited partnership units or voting agreements with respect to equity of MSV. All outstanding limited partnership units of MSV have been duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4.4 of the Disclosure Schedules, there are no anti-dilution or price adjustment provisions contained in any security issued by MSV (or in any agreement providing rights to security holders). None of the outstanding limited partnership units of MSV were issued in violation of the Securities Act or any state securities laws.

          4.5 Valid Issuance of the Notes. The Notes have been or will be prior to the Closing Date duly authorized and when delivered against payment therefor in accordance with this Agreement and the Indenture will constitute valid and binding obligations of the Issuers, entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their terms.

          4.6 Litigation. Except as disclosed in Section 4.6 of the Disclosure Schedules, no actions, suits, claims, investigations or proceedings are pending or, to the Issuers' knowledge, threatened or reasonably likely to be asserted that would reasonably be expected to have, individually or in the aggregate (a) a Material Adverse Effect or (b) an adverse effect on the rights or remedies of the Purchasers or on the ability of the Issuers or their Significant Subsidiaries to perform their respective obligations under the Transaction Documents. Except as disclosed in Section 4.6 of the Disclosure Schedules, neither of the Issuers nor any of their Significant Subsidiaries is a party to or named in or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority.

          4.7 Approvals. Assuming the accuracy of the Purchaser's representations and warranties set forth in Section 5 below, except (a) for any required filings and recordings which have been made and are in full force and effect, and (b) for applicable blue sky notice filings, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Person or Governmental Authority, is required to authorize or is required for or as a condition to (i) the execution and delivery of the Transaction Documents or the consummation of the issuance and sale of the Notes contemplated hereby or (ii) the legality, validity, binding effect or enforceability of the Transaction Documents. The execution and delivery by the Issuers of this Agreement and the Indenture and the issuance of the Notes do not require the consent or approval of the security holders of the Issuers or of any other Person.

          4.8 Financial Statements; Indebtedness.

          (a) Except for Indebtedness disclosed in Section 4.8(a) of the Disclosure Schedules or the Financial Statements, the Issuers and their Significant Subsidiaries, taken as a whole, have no Indebtedness outstanding at the date hereof. Neither the Issuers nor any Significant Subsidiary are in default with respect to any outstanding Indebtedness or any instrument relating thereto, and no event has occurred, or facts and circumstances exist, which, after passage of time, would result in such a default.

          (b) Section 4.8(b) of the Disclosure Schedules sets forth (i) the audited balance sheet of MSV as at December 31, 2006 together with combined statements of income and cash flows for the fiscal year ended December 31, 2006 (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of MSV as at the nine-month period ending September 30, 2007, together with combined statements of income and cash flows for the nine-month period ending September 30, 2007 (collectively, the "Financial Statements"). Except as set forth therein, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and on that basis, present fairly, in all material respects, the financial position and the results of operations and cash flows of MSV as of the dates and for the periods indicated.

          4.9 Investment Company Act. Neither of the Issuers is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

          4.10 No Material Adverse Changes. Since September 30, 2007, (a) no event has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect; (b) except as disclosed in Section 4.10(b) of the Disclosure Schedules, there has been no transaction entered into by either of the Issuers or any of their Significant Subsidiaries other than transactions in the ordinary course of business or except as contemplated and previously disclosed to the Purchasers or its counsel, Bingham McCutchen LLP; (c) there have not been any increases in the Indebtedness of either of the Issuers or their Significant Subsidiaries taken as a whole, except as disclosed in Section 4.10(c) of the Disclosure Schedules; (d) there has been no actual or, to the knowledge of the Issuers, threatened revocation of, or default under, any contract, agreement or arrangement to which either of the Issuers or any of their Significant Subsidiaries is a party, except as would not reasonably be expected to have a Material Adverse Effect; (e) except as disclosed in Section 4.10(e) of the Disclosure Schedules, there have not been any amendments or changes in the charter documents, by-laws or other formation documents of either of the Issuers or the Significant Subsidiaries; (f) except as disclosed in
Section 4.10(f) of the Disclosure Schedules, there has not been any entry into, amendment of, relinquishment, termination or non-renewal by either of the Issuers or the Significant Subsidiaries of any material contract, license, lease, transaction, commitment or other right or obligation, other than in the ordinary course of business, consistent with past practice; and (g) there has not been any transfer or grant of a right with respect to the Intellectual Property owned or licensed by either of the Issuers or the Significant Subsidiaries, except as among the Issuers and the Significant Subsidiaries which would not materially impact the Issuers' business plans.

          4.11 Tax Returns and Payments. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each of the Issuers and Significant Subsidiaries has filed all domestic and foreign Tax returns and reports required to be filed by it, all such returns and reports are true and correct to the best of the Issuers' knowledge, and each of the Issuers and Significant Subsidiaries has paid all Taxes and other assessments shown due on such returns and reports; (b) there is no pending or, to the knowledge of the Issuers, threatened non-routine examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of either of the Issuers or any of the Significant Subsidiaries; (c) none of the Issuers or any of the Significant Subsidiaries have received written notice of a determination by any taxing authority that any material Tax amounts are owed by the Issuers or any of the Significant Subsidiaries, which determination has not been paid, compromised, or otherwise finally disposed of, and, to the knowledge of the Issuers, no such determination is proposed or threatened; and (d) there are no Liens arising from or related to Taxes on or pending against either of the Issuers or any of the Significant Subsidiaries, or any of their properties, other than statutory liens for taxes that are not yet due and payable.

          4.12 Significant Subsidiaries. As of the respective Closing Date, the Issuers have no directly or indirectly held Significant Subsidiary other than those disclosed in Section 4.12 of the Disclosure Schedules. Each of the Issuers and their Significant Subsidiaries has good and marketable title to all of the shares (or other equity interests) it purports to own of the stock of each Significant Subsidiary, free and clear in each case of any Lien (defined for purposes hereof without regard to the exceptions contained in (a) and (b) of the definition of Lien). All such shares have been duly authorized, validly issued and are fully paid and nonassessable. As of the respective Closing Date, the Issuers are not party to any joint venture or similar arrangement, except as disclosed in Section 4.12 of the Disclosure Schedule.

          4.13 Properties. Except as disclosed in Section 4.13 of the Disclosure Schedules, each the Issuers and each of their Significant Subsidiaries owns all of its respective properties and assets, free and clear of all Liens. With respect to leased property and assets, the Issuers and their Significant Subsidiaries are in material compliance with such leases and hold a valid leasehold interest, free of any Liens, except as would not reasonably be expected to have a Material Adverse Effect.

          4.14 Regulatory Matters.

          (a) Authorizations. Section 4.14(a)(i) of the Disclosure Schedules lists all material Federal Communications Commission ("FCC"), state public utility commission ("PUC") and foreign regulatory authority permits, licenses, certificates, registrations and other similar material authorizations held by the Issuers and their Significant Subsidiaries (collectively, the "Authorizations"). Except as disclosed in Section 4.14(a)(ii) of the Disclosure Schedules, the Authorizations consist of all such authorizations necessary or appropriate for the conduct of the Issuers' and their Significant Subsidiaries' business as such business is currently being conducted. The Issuers and their Significant Subsidiaries have maintained and kept in force and effect, and have applied in a timely manner for renewal of all such Authorizations. Except as disclosed in Section 4.14(a)(ii) of the Disclosure Schedules, the Issuers and their Significant Subsidiaries are in compliance with all such Authorizations and any terms and conditions thereof, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 4.14(a)(ii) of the Disclosure Schedules, each Authorization which is material to the business of the Issuers is valid and in full force and effect, and the Issuers and their Significant Subsidiaries have not received notice from the FCC, any PUC, or any foreign regulatory authority of its intention to revoke, suspend, condition or fail to renew any such Authorization. Except as disclosed in Section 4.14(a)(ii) of the Disclosure Schedules, no event has occurred or facts and circumstances exist, which allows or would reasonably be expected to allow, or which after notice or lapse of time would allow or would reasonably be expected to allow, revocation, suspension, non-renewal or termination or result in any other material impairment of the Issuers' or their Significant Subsidiaries' rights under any of its Authorizations.

          (b) Compliance with Laws. Except as disclosed in Section 4.14(b) of the Disclosure Schedules, the conduct of the Issuers' and their Significant Subsidiaries' business complies with all applicable U.S., state, local and foreign Laws (including, without limitation, the Communications Act of 1934, as amended, and the Communications Assistance for Law Enforcement Act), ordinances, rules, regulations, and orders (including, without limitation, those issued by the FCC, any PUC or any foreign regulatory authority), in each case, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 4.14(b) of the Disclosure Schedules, none of the Issuers nor any of their respective Significant Subsidiaries is in violation of any applicable Environmental Protection Laws and, to their knowledge, no material expenditures are or will be required in order to comply with any such Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

          (c) Regulatory Filings. As of the date hereof, the Issuers and their Significant Subsidiaries have made all material regulatory filings required, and paid all applicable fees and assessments imposed, with respect to the Authorizations, including but not limited to FCC regulatory fees, Universal Service Fund contributions, Telecommunications Relay Service Fund contributions, and North American Numbering Plan fees, and all such filings and the calculation of such fees, are accurate in all material respects.

          4.15 Permits. The Issuers and their Significant Subsidiaries have all franchises, permits, licenses and any similar authority (the "Permits") necessary for the conduct of their business as now being conducted by them, the lack of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Issuers, threatened, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Issuers believe they can obtain, without undue burden or expense, any similar authority for the conduct of their business as presently proposed to be conducted. The Issuers and their Significant Subsidiaries are not in default under any of such Permits.

          4.16 Brokers. Neither of the Issuers nor any Significant Subsidiary has any liability to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement.

          4.17 Leases. Each of the Issuers and the Significant Subsidiaries has complied with all material obligations under all leases for real property to which it is a party as a lessee. All leases relating to the leasehold estates of each of the Issuers and the Significant Subsidiaries necessary for the conduct of the business of such Person are, with respect to the Issuers, valid and enforceable, and, to the knowledge of the Issuers, are, valid and enforceable with respect to the lessor, and each of the Issuers and the Significant Subsidiaries that is the lessee in respect thereof currently enjoys peaceful and undisturbed possession of the premises subject thereto.

          4.18 Intellectual Property.

          (a) Except as disclosed in Section 4.18(a) of the Disclosure Schedules, the Issuers and each of their Significant Subsidiaries owns, possesses or has the right to use, exploit and/or practice patents, trade secrets, trademarks, service marks, trade names, copyrights, franchises and licenses, and rights with respect thereto (collectively, "Intellectual Property"), necessary for the present conduct of its business and as such business is proposed to be conducted.

          (b) Except as disclosed in Section 4.18(b) of the Disclosure Schedules, there are no outstanding options, licenses, or agreements of any kind relating to the Issuers' and/or its Significant Subsidiaries' Intellectual Property with the exception of agreements for the sale or license of the Issuers' products or services in the ordinary course of business.

          (c) Except as disclosed in Section 4.18(c) of the Disclosure Schedules, neither of the Issuers nor any their Significant Subsidiaries is a party to any agreement or license under which the Issuers or any Significant Subsidiary acquires any right, license, title or interest in, under or to any third party Intellectual Property (including without limitation any license to open source software), other than (i) licenses that are available to the public generally for a license fee of less than $10,000 (other than open source software) and that were obtained in the ordinary course of business; and (ii) license or ownership rights arising from services or development agreements (or the like) made with third parties in the ordinary course of business.

          (d) The Issuers have not received any communications alleging that the Issuers or any Significant Subsidiary has violated, infringed or misappropriated or, by conducting its business as presently proposed, would violate, infringe or misappropriate any of the Intellectual Property of any other Person.

          (e) To the knowledge of the Issuers and their Significant Subsidiaries, no Person is infringing or misappropriating the Intellectual Property of the Issuers or their Significant Subsidiaries.

          (f) Except as disclosed in Section 4.18(f) of the Disclosure Schedule, neither of the Issuers nor any Significant Subsidiary is subject or a party to any order, decree, judgment, stipulation or agreement restricting its ability to conduct the business, including the sale of products or services, in any geographic area, market or field.

          4.19 Securities Laws. Assuming the accuracy of the Purchasers' representations and warranties set forth in Section 5, the offer, sale and issuance of the Notes as provided in this Agreement is and is intended to be exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof.

          4.20 Insurance. Except as disclosed in Section 4.20 of the Disclosure Schedules the Issuers and the Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and sufficient to address risks anticipated in the businesses in which the Issuers and the Significant Subsidiaries are currently engaged. Neither of the Issuers nor any Significant Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain coverage from reputable insurers as may be necessary to continue its business without a significant increase in cost.

          4.21 No Defaults. Each of the Issuers and their Significant Subsidiaries has complied in all material respects with the terms and conditions of any indenture, mortgage, deed of trust, agreement, note or other instrument evidencing Indebtedness of the Issuers or their Significant Subsidiaries. None of the Issuers, their Significant Subsidiaries or any party thereto is in default in the performance or compliance with any provisions thereof, except as would not reasonably be expected to have a Material Adverse Effect. All of the foregoing instruments are in full force and effect as of the Closing Date and have not been terminated, rescinded or withdrawn, except as would not reasonably be expected to have a Material Adverse Effect.

          4.22 Internal Accounting Controls. Each of the Issuers maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          4.23 MSV Finance Co. MSV Finance Co. owns no material assets and engages in no material business activities other than being a co-issuer under the Existing High Yield Indenture and the transactions contemplated hereby.

          4A Representations and Warranties of SkyTerra. Except as disclosed in the Disclosure Schedules, SkyTerra hereby makes the following representations and warranties:

          4A.1 Corporate Status. SkyTerra (a) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (b) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. SkyTerra is not currently in violation of any of the provisions of its Certificate of Incorporation or By-laws, each as amended to date.

          4A.2 Corporate Power and Authority. All corporate action on the part of SkyTerra, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement, the issuance of the Warrants and the consummation of the transactions contemplated herein have been taken or will be taken prior to the Closing Date. The Warrants and the Registration Rights Agreement when executed and delivered by SkyTerra, shall constitute the legal, valid and binding obligation of SkyTerra and shall be enforceable against SkyTerra in accordance with their respective terms and the terms of this Agreement, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. SkyTerra has all requisite corporate power and authority to enter into this Agreement, the Warrants and the Registration Rights Agreement and to carry out and perform its obligations under the terms hereof and thereof.

          4A.3 No Violation. None of the execution, delivery and performance by SkyTerra of this Agreement, the Warrants and the Registration Rights Agreement, or compliance with the terms and provisions hereof and thereof (a) will contravene any applicable provision of any applicable Law, (b) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of SkyTerra or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other material instrument to which SkyTerra or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or result in the acceleration of any obligation of SkyTerra or (c) will violate any provision of the Certificate of Incorporation or By-laws of SkyTerra or any of its Subsidiaries, each as amended to date, except in the case of (a) and (b), where such breach or conflict would not reasonably be expected to have a Material Adverse Effect.

          4A.4 Capitalization. Section 4A.4 of the Disclosure Schedules discloses the number of authorized, issued and outstanding shares of capital stock of SkyTerra, and outstanding warrants and options to purchase capital stock of SkyTerra as of the date hereof. As of the date hereof, 1,082,928 shares of Common Stock were reserved for future issuance pursuant to outstanding options and up to 3,212,893 shares of Common Stock were reserved for future issuance pursuant to outstanding warrants issued by SkyTerra. As of the date hereof, a total of 10,072,722 additional shares of Common Stock were authorized and reserved for future issuance pursuant to option and other equity plans adopted or approved by SkyTerra. As of the date hereof, except as further disclosed in Section 4A.4 of the Disclosure Schedules or for the right to purchase SkyTerra Common Stock upon exercise of the Warrants, there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or any agreement for the purchase or acquisition from SkyTerra of any shares of SkyTerra's capital stock or voting agreements with respect to equity of SkyTerra or any of its Subsidiaries. All outstanding shares of the capital stock of SkyTerra have been duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4A.4 of the Disclosure Schedules, there are no obligations, contingent or otherwise, of SkyTerra or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or other equity securities of SkyTerra or its Subsidiaries. Except as disclosed in Section 4A.4 of the Disclosure Schedules, the sale of the Warrants, and the issuance of any Common Stock upon exercise of the Warrants, will not result in SkyTerra being obligated to issue, sell or purchase, pursuant to any existing pre-emptive, anti-dilution, redemption or other right of third parties, shares of Common Stock or other securities to or from any Person (other than the Purchasers), and will not result in a right of any holder of convertible or contingent securities issued by SkyTerra to adjust the exercise, conversion, exchange or reset price under such securities, including, in any such case, pursuant to any "poison pill" or shareholders rights plan. Except as disclosed in Section 4A.4 of the Disclosure Schedules, there are no anti-dilution or price adjustment provisions contained in any security issued by SkyTerra (or in any agreement providing rights to security holders). None of the outstanding shares of capital stock of SkyTerra were issued in violation of the Securities Act or any state securities laws.

          4A.5 Valid Issuance of the Common Stock.

          (a) The shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrants have been duly authorized by SkyTerra and, when delivered in accordance with the terms of the Warrants (a) will be validly issued, fully paid and nonasessable, (b) will not be subject to any preemptive rights or any other similar contractual rights of the stockholders of SkyTerra or any other Person, and (c) will be delivered to the Purchasers or their designated transferee, free and clear of any Liens (defined for purposes hereof without regard to the exceptions set forth in clauses (a) and (b) of the definition of Lien) which are imposed by SkyTerra, or arise as a result of SkyTerra's action or omission. SkyTerra has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon the exercise in full of the Warrants.

          (b) The shares of Voting Common Stock issuable upon exchange of the shares of Non-Voting Common Stock in accordance with the terms of Section 8.1 hereof have been duly authorized by SkyTerra and, when delivered in accordance with the terms of this Agreement (a) will be validly issued, fully paid and nonasessable, (b) will not be subject to any preemptive rights or any other similar contractual rights of the stockholders of SkyTerra or any other Person, and (c) will be delivered to the Purchasers or their designated transferee, free and clear of any Liens (defined for purposes hereof without regard to the exceptions set forth in clauses (a) and (b) of the definition of Lien) which are imposed by SkyTerra, or arise as a result of SkyTerra's action or omission. SkyTerra has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon the exchange in full of the Non-Voting Common.

          4A.6 Approvals. Assuming the accuracy of the Purchaser's representations and warranties set forth in Section 5 below, except (a) in connection with or in order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and, if necessary, similar foreign competition or Antitrust Laws, and if necessary, any required stock exchange approvals (b) for any required filings and recordings which have been made and are in full force and effect, and (c) for applicable blue sky notice filings, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Person or Governmental Authority, is required to authorize or is required for or as a condition to (i) the execution and delivery of the Transaction Documents or the consummation of the issuance and sale of the Warrants contemplated hereby or
(ii) the legality, validity, binding effect or enforceability of the Transaction Documents. The execution and delivery by SkyTerra of this Agreement and the issuance of the Warrants do not require the consent or approval of the security holders of SkyTerra or of any other Person.

          4A.7 Conformity to Securities Act and Exchange Act; No Misstatement or Omission. Each of the SEC Reports as of the date it was filed with the SEC in the case of the Exchange Act Reports or declared effective in the case of the Registration Statements, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and the respective rules and regulations of the SEC thereunder and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Since September 1, 2006, SkyTerra has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act.

          4A.8 Financial Statements; Indebtedness.

          (a) Except as disclosed in Section 4A.8(a) of the Disclosure Schedules, the financial statements and supporting schedules included in SkyTerra's Annual Report on Form 10-K for the year ended December 31, 2006, and in SkyTerra's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and in any Registration Statements or other SEC Reports, in each case filed with the SEC, present fairly, in all material respects, the consolidated financial position of SkyTerra as of the dates specified and the consolidated results of their operations and cash flows for the periods specified, in each case, in conformity with GAAP applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto.

          (b) Except for Indebtedness disclosed in Section 4A.8(b) of the Disclosure Schedules and in SkyTerra's Annual Report on Form 10-K for the year ended December 31, 2006, and in SkyTerra's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, SkyTerra has no Indebtedness outstanding at the date hereof. SkyTerra is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, and no event has occurred, or facts and circumstances exist, which, after passage of time, would result in such a default.

          4A.9 Internal Accounting Controls. SkyTerra maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SkyTerra has established disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) for SkyTerra and designed such disclosure controls and procedures to ensure that information required to be disclosed by SkyTerra in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to SkyTerra's management as appropriate to allow timely decisions regarding required disclosure. SkyTerra has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

     5. Representations and Warranties of the Purchasers. The Purchasers hereby make the following representations and warranties, as of the date hereof and as of the Closing Date:

          5.1 Authorization. All corporate, partnership or limited liability company action on the part of each of the Purchasers necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, has been taken. When executed and delivered by such Purchasers, each of this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligation of each of the Purchasers, enforceable against each of the Purchasers in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Each of the Purchasers has all the requisite corporate power and authority to enter into each of this Agreement and the other Transaction Documents and to carry out and perform its obligations under the terms hereof and thereof.

          5.2 Purchase Entirely for Own Account. Each of the Purchasers is acquiring the Securities for its own account for investment and not for the account of any other person or with a view to any resale, fractionalization, division, or distribution thereof in a manner that would require registration thereof or the transactions contemplated hereby under the Securities Act, and the Purchasers do not presently have any reason to anticipate any change in such Purchaser's circumstances or other particular occasion or event which would cause the Purchasers to sell the Securities other than in compliance with the requirements of the Securities Act. The Purchasers have no contract, undertaking, agreement, understanding or arrangement with any person to sell, transfer, or pledge to any person any part or all of the Securities which such Purchasers are acquiring, or any interest therein, and have no present plans to enter into the same. The Securities were not offered or sold to the Purchasers by means of any general solicitation or general advertisement.

          5.3 Investor Status; Etc. The Purchasers certify and represent to the Issuers that (i) they are each an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act and were not organized for the purpose of acquiring any of the Securities. The Purchasers have adequate means of providing for their current needs and personal contingencies, have no need now, and anticipate no need in the foreseeable future, to sell the Securities, and currently have sufficient net worth and financial liquidity to afford a complete loss of their investment in the Issuers. The Purchasers have such knowledge and experience in financial and business matters so that the Purchasers are capable of evaluating the merits and risks of an investment in the Issuers and SkyTerra and have made such evaluation. The Purchasers fully understand that the Securities are speculative investments which involve a high degree of risk of loss of the Purchasers' entire investment. No person or entity, other than the Issuers or their authorized representatives, have offered the Securities to the Purchasers. The Purchasers are able to bear the economic risk of an investment in the Securities.

          5.4 Securities Not Registered. The Purchasers understand that neither the Securities nor the Warrant Stock issuable upon exercise of the Warrants or the Voting Common Stock issuable upon exchange of Warrant Stock that is Non-Voting Common Stock have been registered under the Securities Act, by reason of their issuance by the Issuers in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchasers understand that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. The Purchasers have had an opportunity to ask questions of and receive answers from the management and authorized representatives of the Issuers and SkyTerra, and to review any other relevant documents and records concerning the business of the Issuers and SkyTerra and the terms and conditions of this investment, and that any such questions have been answered to the Purchasers' satisfaction. The Purchasers understand that no federal or state agency have passed upon or made any recommendation or endorsement of an investment in the Securities. The Purchasers acknowledge that certain material information has been disclosed to Bingham McCutchen, LLP on behalf of the Purchasers, and at the Purchasers' request, such information has not been shared with the Purchasers.

          5.5 No Violation. Neither the execution, delivery and performance by such Purchasers of this Agreement or the Transaction Documents nor compliance with the terms and provisions hereof and thereof by the Purchasers (a) will contravene any applicable provision of any Law applicable to the Purchasers, except as would not have a material adverse effect on the Purchasers' ability to consummate the transactions contemplated hereby; or (b) will violate any provision of the organizational documents of the Purchasers, except as would not have a material adverse effect on the Purchasers' ability to consummate the transactions contemplated hereby.

          5.6 Brokers. The Purchasers have no liability to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement.

          5.7 Consents. Except (a) in connection with or in order to comply with the applicable provisions of the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (b) for any required filings and recordings with Governmental Authorities under Section 6; all consents, approvals, orders and authorizations required on the part of the Purchasers in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the date hereof.

          5.8 Reliance. The Purchasers are relying solely upon the advice of their own financial, legal and tax advisors and their entering into the transactions contemplated by this Agreement is the result of independent arm's length negotiations between the Purchasers, SkyTerra and the Issuers. The Purchasers acknowledge that the Issuers and SkyTerra are relying on the representation and warranties of the Purchaser contained in this Section 5 and would not consummate the transactions contemplated by this Agreement, in the absence of the representations and warranties of the Purchaser contained in this
Section 5.

          5.9 Material Non-Public Information. The Purchasers hereby acknowledge that they are familiar with their responsibilities under federal and state securities laws relating to restrictions on trading in securities of an issuer while in possession of material, non-public information, and restrictions on sharing such information with other persons who may engage in such trading.

     6. Governmental and FCC Approval. The parties will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. Any fees associated with such notifications or applications shall be borne by the Issuers. Each party shall, in connection with its obligation to use commercially reasonable efforts to obtain, or assist the other parties in obtaining, all such requisite authorizations, approvals or consents, use commercially reasonable efforts to (i) cooperate in all reasonable respects with the other parties in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any communication received by such party from, or given by such party to, the United States Department of Justice (the "DOJ"), the United States Federal Trade Commission (the "FTC"), the FCC or any other Governmental Authority or quasi-governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties' legal counsel, to review any communication given by it to, and consult with the other parties in advance of any meeting or conference with, the DOJ, the FTC, the FCC or any such other Governmental Authority or quasi-governmental entity or, in connection with any proceeding by a private party, with any other person and (iv) to the extent permitted by any applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

     7.   Conditions Precedent.

          7.1 Conditions to the Obligation of the Purchasers to Consummate the Closing. The obligation of the Purchasers to consummate the Closing and to purchase and pay for the Securities to be purchased by them is subject to the satisfaction (or waiver by such Purchasers) of the following conditions precedent:

          (a) The representations and warranties of the Issuers and SkyTerra contained herein shall be true and correct on the Closing Date and the Issuers and SkyTerra shall have performed all obligations and conditions herein required to be performed or complied with by the Issuers and SkyTerra on or prior to the Closing Date.

          (b) There shall not be any Law injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority prohibiting or enjoining the transactions contemplated by this Agreement or the Transaction Documents.

          (c) The sale of the Securities by the Issuers and SkyTerra shall not be prohibited by any Law. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of or with any other Person, including, without limitation all filings in accordance with Section 6 hereof, with respect to the purchase and sale of the Securities shall have been duly obtained or made and shall be in full force and effect; provided, however, that this shall not require all approvals needed to issue Voting Common Stock.

          (d) The Purchasers shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Issuers and SkyTerra, a reasonable and customary opinion for transactions of the type contemplated herein addressed to the Purchasers, dated as of the Closing Date, which shall be reasonably satisfactory to Bingham McCutchen LLP, counsel to the Purchasers.

          (e) MSV shall have delivered to the Purchasers a certificate dated as of the Closing Date and signed by the secretary or other officer of MSV GP, certifying (i) that the copies of the Limited Partnership Agreement and resolutions of the Board approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby attached thereto, are all true, complete and correct and remain in full force and effect as of such date, and
(ii) as to the incumbency and specimen signature of each officer of MSV executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of MSV.

          (f) MSV Finance Co. shall have delivered to the Purchasers a certificate dated as of the Closing Date and signed by the secretary or another officer of MSV Finance Co., certifying (i) that the copies of the Certificate of Incorporation, the By-Laws and resolutions of the Board of Directors of MSV Finance Co. approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby attached thereto, are all true, complete and correct and remain in full force and effect as of such date, and
(ii) as to the incumbency and specimen signature of each officer of MSV Finance Co. executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of MSV Finance Co.

          (g) Each of the Issuers shall have delivered to the Purchasers a certificate dated as of the Closing Date and signed by the Issuer's respective chief financial officer or chief executive officer, certifying that (i) each of the Issuers has performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Issuers on or before such Closing Date and (ii) that the conditions set forth in Sections 7.1(a) and 7.1(b) have been met.

          (h) SkyTerra shall have delivered to the Purchasers a certificate dated as of the Closing Date and signed by the secretary or another officer of SkyTerra, certifying (i) that the copies of the Certificate of Incorporation, the By-Laws and resolutions of the Board of Directors of SkyTerra approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby attached thereto, are all true, complete and correct and remain in full force and effect as of such date, (ii) that the representations and warranties made by SkyTerra in the Transaction Documents are true and correct as of such date; and (iii) as to the incumbency and specimen signature of each officer of SkyTerra executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of SkyTerra.

          (i) SkyTerra shall have delivered to the Purchasers a certificate dated as of the Closing Date and signed by SkyTerra's chief financial officer or chief executive officer, certifying that (i) SkyTerra has performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Issuers on or before such Closing Date and (ii) that the conditions set forth in Sections 7.1(a) and 7.1(b) have been met.

          (j) Each of the Issuers and SkyTerra shall have delivered to the Purchasers a certificate of good standing for each of the Issuers from the Secretary of State of the State of Delaware, in each case dated within one week of the Closing.

          (k) The Registration Rights Agreement, in substantially the form attached hereto as Exhibit B, shall have been executed and delivered to the Purchasers and SkyTerra.

          (l) There shall be no Material Adverse Effect on the Closing Date.

          (m) Each of the Issuers and SkyTerra will have provided reasonable cooperation in providing the Purchasers with all the information available to them reasonably requested by the Purchasers in writing.

          7.2 Conditions to the Obligation of the Issuers and SkyTerra to Consummate the Closing. The obligation of the Issuers and SkyTerra to consummate the Closing and to issue and sell the Securities to the Purchasers at the Closing is subject to the satisfaction (or waiver by the Issuers and SkyTerra) of the following conditions precedent:

          (a) The representations and warranties of the Purchasers contained herein shall be true and correct on and as of the Closing Date.

          (b) The Purchasers shall have performed all obligations and conditions herein required to be performed or complied with by the Purchasers on or prior to the Closing Date.

          (c) The Purchaser shall have delivered to the Issuers and SkyTerra a certificate dated the Closing Date, executed by an authorized officer, certifying the satisfaction of the conditions specified in paragraphs (a) and
(b) of this Section 7.2.

          (d) There shall not be any Law injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority prohibiting or enjoining the transactions contemplated by this Agreement or the Transaction Documents.

          (e) The sale of the Securities by the Issuers and SkyTerra shall not be prohibited by any Law. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of or with any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

          (f) The Purchasers shall have delivered to SkyTerra, MSV and MSV Finance Co. each of a Form W-9 or Form W-8, as applicable.

     8.   Certain Covenants and Agreements.

          8.1 Exchange of Non-Voting Common Stock for Common Stock.

          (a) To the extent any holder of a Warrant or its permitted assigns, obtains shares of Non-Voting Common Stock issued upon exercise of a Warrant, SkyTerra will promptly upon the request of such holder or its permitted assign, exchange such shares of Non-Voting Common Stock for shares of Voting Common Stock on a one-for-one basis. Upon surrender of certificates representing the shares of Non-Voting Common Stock that are being exchanged as part of such transfer, SkyTerra will issue to such Person certificates representing the appropriate number of shares of Common Stock. For the avoidance of doubt, other than as to voting and listing or quotation on a stock exchange, automatic quotation system or the OTC Bulletin Board, the Common Stock and Non-Voting Common Stock shall have identical rights and terms.

          (b) Notwithstanding anything to the contrary contained in this Section 8.1, prior to the issuance of the Voting Common Stock, the holder of the Warrant or its permitted assigns shall have satisfied any and all legal or regulatory requirements for conversion, including compliance with the HSR Act, any applicable FCC requirements and any required shareholder approval as a result of a stock exchange where the Common Stock is then so listed or quoted. SkyTerra shall use its reasonable best efforts in cooperating with such holder to obtain such legal or regulatory approvals to the extent its cooperation is necessary. SkyTerra shall pay all necessary filing fees and reasonable out-of-pocket expenses to obtain such approvals.

          8.2 Reservation and Authorization of Common Stock; Registration with and Approval of Any Governmental Authority. From and after the Original Issue Date, SkyTerra shall at all times reserve and keep available for issuance upon the exercise of the Warrants such number of its authorized but unissued shares of Voting Common Stock as will be sufficient to permit the exchange in full of all shares of Non-Voting Common Stock issuable upon exercise in full of all outstanding Warrants. All shares of Voting Common Stock issuable pursuant to the terms hereof, when issued upon (i) exercise of the Warrants; or (ii) exchange of an equal number of shares of Non-Voting Common Stock in accordance with the terms hereof, shall be duly and validly issued and fully paid and nonassessable, not subject to preemptive rights and shall be free and clear of all Liens.

     8.3  Legends.

          (a) Each certificate for Common Stock initially issued upon the exercise of the Warrants ("Warrant Stock"), each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with two legends in substantially the following forms: "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, EXCHANGE, MORTGAGE, PLEDGED, HYPOTHECATED OF OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF, AND ARE OTHERWISE RESTRICTED BY THE PROVISIONS OF, THE ACT AND THE RULES AND REGULATIONS THEREUNDER." "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO THE BENEFIT OF AND ARE SUBJECT TO CERTAIN OBLIGATIONS SET FORTH IN A CERTAIN WARRANT DATED JANUARY 4, 2008, ORIGINALLY ISSUED BY SKYTERRA COMMUNICATIONS, INC. (THE "WARRANT") PURSUANT TO THE EXERCISE OF WHICH SUCH SHARES WERE ISSUED. A COPY OF THE WARRANT IS AVAILABLE AT THE EXECUTIVE OFFICES OF SKYTERRA COMMUNICATIONS, INC."

          (b) Each Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form: "NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE STOCK ISSUABLE UPON EXERCISE HEREOF MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OF OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF, AND ARE OTHERWISE RESTRICTED BY THE PROVISIONS OF, THE ACT, THE RULES AND REGULATIONS THEREUNDER AND THIS WARRANT."

          (c) Notwithstanding the foregoing provisions of this Section 8, the legend requirements of Section 8.3 shall terminate as to any particular Warrant or shares of Restricted Common Stock when SkyTerra shall have received from the holder thereof an opinion of counsel to the effect that such legend is not required in order to ensure compliance with the Securities Act. Whenever the restrictions imposed by Section 8.3 shall terminate as to the Warrants, as hereinabove provided, the holder hereof shall be entitled to receive from SkyTerra, at the expense of SkyTerra, a new Warrant bearing the following legend in place of the restrictive legend set forth hereon: "THE RESTRICTIONS ON TRANSFERABILITY OF THE WITHIN WARRANT CONTAINED IN SECTION 8.3 HEREOF TERMINATED ON ______________, 20__, AND ARE OF NO FURTHER FORCE AND EFFECT."

All Warrants issued upon registration of transfer, division or combination of, or in substitution for, any Warrant or Warrants entitled to bear such legend shall have a similar legend endorsed thereon. Whenever the restrictions imposed by this Section shall terminate as to any share of Restricted Common Stock, as hereinabove provided, the holder thereof shall be entitled to receive from SkyTerra at SkyTerra's expense, a new certificate representing such Common Stock not bearing the restrictive legend set forth in Section 8.3(a).

          8.4 Publicity. Except to the extent required by applicable laws, rules, regulations, stock exchange requirements or other obligations set forth in securities agreements outstanding as of the date hereof, neither party shall, without the prior written consent of the other, make any public announcement or issue any press release with respect to the transactions and other matters contemplated by this Agreement. The parties agree that the Issuers and SkyTerra may issue a press release announcing the consummation of the sale of the Notes and Warrants in the form to be mutually agreed upon by the parties.

          8.5 Use of Proceeds. The Issuers covenant and agree, and the Purchasers acknowledge, that the proceeds from the sale of the Notes shall be used by the Issuers for working capital and general corporate purposes relating to the satellite network, including the payments of fees and expenses made in the ordinary course of business.

          8.6 Right of Negotiation/Pro-rata Participation Right.

          (a) If at any time prior to the earlier of (i) December 31, 2011, and
(ii) such time that Purchasers and their Affiliates cease to collectively beneficially own at least five percent (5%) of the outstanding Common Stock, SkyTerra or any of its Subsidiaries proposes to issue any equity securities or options to purchase or rights to subscribe for any equity securities of SkyTerra or any of its Subsidiaries (other than Excluded Stock (as defined below)) (the "Offered Shares") to any bona fide third party, SkyTerra or such Subsidiary shall first hold discussions with one representative for the Purchasers (the "Right of First Negotiation") to determine whether a sale of all of the Offered Shares by SkyTerra (or any of its Subsidiaries) to any or all of the Purchasers is of interest to the Purchasers, and to determine whether agreement can be reached on terms reasonably satisfactory to the each of the parties. Upon a good faith determination by SkyTerra that such an agreement cannot be reached or if an agreement is not reached within five Business Days of the commencement of the Right of First Negotiation, SkyTerra may pursue a transaction with a bona fide third party involving the Offered Shares; provided, however, that to the extent any such transaction is consummated, the Purchasers shall have the pro-rata participation right set forth in Section 8.6(b) below. Any sale of Offered Shares pursuant to this Section 8.6(a) shall be made within sixty (60) days of the commencement of the Right of First Negotiation. From and after the sixty-first (61st) day after the commencement of the Right of First Negotiation, any sale of Offered Shares shall be subject to the provisions of Section 8.6(b).

          (b) Following the completion or termination of the Right of First Negotiation, if SkyTerra or any of its Subsidiaries proposes to issue Offered Shares (other than Excluded Stock) to a bona fide third party, SkyTerra shall, no later than fifteen (15) days prior to the consummation of such transaction (a "Preemptive Rights Transaction"), give notice in writing (the "Preemptive Rights Offer Notice") to each Purchaser of such Preemptive Rights Transaction. The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, and contain an offer (the "Preemptive Rights Offer") to sell to the Purchasers, at the same price and for the same consideration to be paid by the proposed purchaser (provided, that, in the event any of such consideration is non-cash consideration, at the election of the Purchaser to whom the Preemptive Rights Offer is made, such Purchaser may pay cash equal to the value of such non-cash consideration, determined in the manner as Fair Value is determined in the Warrant), all or any part of such Purchaser's pro rata portion of the Offered Shares (which shall be a fraction of the Offered Shares determined by dividing the number of shares of outstanding Common Stock owned by such Purchaser by the sum of (i) the number of shares of outstanding Common Stock owned by such Purchaser and (ii) the number of outstanding shares of Common Stock not held by such Purchaser). If any Purchaser to whom a Preemptive Rights Offer is made fails to accept (a "Non-Responding Holder") in writing the Preemptive Rights Offer by the tenth (10th) day after SkyTerra's delivery of the Preemptive Rights Offer Notice, such Non-Responding Holders shall have no further rights with respect to the proposed Preemptive Rights Transaction. For purposes of this Section 8.6(b), the Purchaser's ownership of SkyTerra shall be deemed to include the number of shares Common Stock equal to the product of: (i) the number of shares of common stock of the TerreStar Corporation ("TerreStar Corporation") owned by Purchasers divided by the total number of outstanding shares of the TerreStar Corporation outstanding on a fully-diluted basis; and
(ii) the shares of Common Stock of SkyTerra held by TerreStar Corporation. Additionally, notwithstanding the foregoing, no Purchaser shall be deemed to beneficially own another Purchaser's Common Stock. Any sale of the Offered Shares pursuant to a Preemptive Rights Transaction shall be made within sixty
(60) days of the delivery of the Preemptive Rights Offer Notice. From and after the sixty-first (61st) day after the delivery of the Preemptive Rights Offer Notice, any sale of Offered Shares pursuant to this Section 8.6(b) shall be subject to a new Right of First Negotiation pursuant to Section 8.6(a).

          (c) "Excluded Stock" shall mean (i) options or similar convertible securities to employees, consultants, or directors, (ii) securities reserved for issuance to employees, directors, consultants or other service providers under arrangements, contracts or plans approved by the Board of Directors of SkyTerra,
(iii) securities issued to any bank, licensor, equipment lessor or strategic partner, if and to the extent that the transaction in which such sale or grant is not principally for the purpose of raising equity capital, (iv) shares issued upon conversion of the Warrants, (v) securities upon exercise, exchange or conversion of convertible, exchangeable or exercisable securities issued as of the date hereof, (vi) securities issued in a Public Offering, (vii) securities issued in an acquisition transaction, (viii) shares of Common Stock in exchange for, or in connection with the termination of, outstanding options to purchase limited partnership interests of MSV, as described in the Registration Statement on Form S-4 (File No. 333-144093) filed with the Securities and Exchange Commission on June 27, 2007 (the "S-4 Registration Statement") or any issuance of Common Stock in exchange for, or in connection with the termination of, limited partnership interests of MSV or equity interests in the general partner of MSV (or any option or right to acquire such interests) outstanding on the date hereof, so long as such exchange or termination is based on the same exchange ratio referred to in the S-4 Registration Statement, or (ix) securities issued in connection with any stock split, stock dividends or recapitalization, in all cases where shareholders are treated equally and ratably.

          (d) Notwithstanding anything to the contrary contained herein, prior to the issuance to the Purchasers of any securities pursuant to the Right of First Negotiation or a Preemptive Rights Offer or, in the event that securities to be issued are convertible or exchangeable for Voting Common Stock, the Voting Common Stock issuable upon exchange of such securities, the Purchasers or its permitted assigns on the one hand, and SkyTerra on the other hand, shall have satisfied any and all applicable legal or regulatory or shareholder approval requirements (including the requirements of any stock exchange or automatic quotation system on which the Common Stock is then listed, traded or quoted) for issuance and/or conversion, including compliance with the HSR Act and FCC requirements. SkyTerra shall use its reasonable best efforts in cooperating with the Purchasers to obtain such legal or regulatory approvals to the extent its cooperation is necessary. SkyTerra shall pay all necessary filing fees and reasonable out-of-pocket expenses to obtain such legal or regulatory approvals.

     8.7  Negative Covenants. Prior to the earlier of (i) December 31, 2011, and
(ii) such time that the Purchasers and their Affiliates cease to beneficially own at least 5% of the outstanding Common Stock, without the prior consent of the Purchasers;

          (a) MSV shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all of its assets to any Person (as defined in the Existing High Yield Indenture) unless after immediately giving pro forma effect to such transaction, the Successor Person (as defined in the Existing High Yield Indenture) would have a Consolidated Leverage Ratio (as defined in the Existing High Yield indenture) at least 10% better than immediately prior to the transaction.

          (b) MSV shall not make any Restricted Payment (as defined in the Existing High Yield Indenture) in violation of the Existing High Yield Indenture, except for purposes of Section 4.08(a)(3)(A) of the Existing High Yield Indenture, (i) 100% shall be replaced with 50%, and (ii) the deduction of
1.4 times the Consolidated Interest Expense (as defined in the Existing High Yield Indenture) shall be deleted.

     9.   Miscellaneous Provisions.

          9.1 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

          9.2 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

     9.3  Notices.

          (a) Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by postage prepaid first class mail (sent certified or registered), overnight courier or facsimile transmission, or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

          (b) All correspondence to the Issuers and SkyTerra shall be addressed as follows:

              SkyTerra Communications, Inc.
              10802 Parkridge Boulevard
              Reston VA 20191
              Facsimile No.:  703-390-2770
              Attn:  Chief Financial Officer

              with copies (which shall not constitute notice) to:

              SkyTerra Communications, Inc.
              10802 Parkridge Boulevard
              Reston VA 20191
              Facsimile No.:  703-390-6113
              Attn:  General Counsel

              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square
              New York, New York  10036
              Facsimile No.:  212-735-2000
              Attn: Gregory Fernicola

          (c) All correspondence to the Purchasers shall be addressed as follows:

              Harbinger Capital Partners Funds
              555 Madison Avenue, 16th Floor
              New York, NY 10022
              Attention: Jeffrey T. Kirshner, Esq.
              Vice President and Investment Counsel
              Facsimile No.:  (212) 508-3721

              with a copy to

              Harbert Management Corporation
              One Riverchase Parkway South
              Birmingham, Alabama 35244
              Attention: General Counsel
              Fax: (205) 987-5505

              with a copy (which shall not constitute notice) to:
              Bingham McCutchen, LLP
              150 Federal Street
              Boston, MA 02110
              Facsimile: (617) 345-5047
              Attn: Joseph J. Basile, Jr.

          (d) Any party may change the address to which correspondence to it is to be addressed by notification as provided for herein.

          9.4 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

          9.5 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

          9.6 Governing Law; Exclusive Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. THE PARTIES HERETO HEREBY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN MANHATTAN IN THE STATE OF NEW YORK. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FOREGOING COURTS AND CONSENT THAT ANY PROCESS OR NOTICE OF MOTION OR OTHER APPLICATION TO EITHER OF SAID COURTS OR A JUDGE THEREOF MAY BE SERVED INSIDE OR OUTSIDE THE STATE OF NEW YORK BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT (AND SERVICE SO MADE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID) OR BY PERSONAL SERVICE OR IN SUCH OTHER MANNER AS MAY BE PERMISSIBLE UNDER THE RULES OF SAID COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          9.7 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          9.8 Assignment. The rights and obligations of any party hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of such party. None of the Issuers, SkyTerra or the Purchasers may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, however, that the each of Purchasers may assign this Agreement in whole or in part to one or more Affiliates of the Purchasers, whether presently existing or hereinafter created by providing notice in writing to the Issuers and SkyTerra.

          9.9 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein and shall expire on the date that is eighteen
(18) months after the Closing Date (the "Survival Period"). Accordingly, no claim relating to any representation or warranty given by the parties hereto applicable to the Closing Date may be made following such expiration. If a claim relating to any representation or warranty given by the parties hereto is made on or prior to the expiration thereof, then, notwithstanding anything to the contrary contained in this Section 9.9, such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as such claim has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the parties or by means of a final, non-appealable judgment issued by a court of competent jurisdiction. The respective covenants and agreements agreed to by a party hereto shall survive the Closing Date and the consummation of the transactions contemplated herein in accordance with their respective terms and conditions.

          9.10 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, between the Issuers and the Purchasers.

          9.11 Amendments. Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provisions of this Agreement shall be effective only if made or given in writing and signed by the Issuers and the Purchasers.

          9.12 No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debt holder of the Issuers or SkyTerra) other than the parties hereto.

          9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto confirm that any facsimile copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

          9.14 Expenses. The Issuers shall pay all reasonable, documented fees and expenses in connection with the consummation of the transactions contemplated hereby, including the fees Bingham McCutchen LLP, outside counsel to the Purchasers.


                            [Signature pages follow.]

     Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.


                                        MOBILE SATELLITE VENTURES LP


                                        By:  /s/ Scott Macleod
                                             ------------------------------
                                             Name:  Scott Macleod
                                             Title: Executive Vice President and
                                                    Chief Financial Officer


                                        MOBILE SATELLITE VENTURES FINANCE  CO.


                                        By:  /s/ Scott Macleod
                                             ------------------------------
                                             Name:  Scott Macleod
                                             Title: Executive Vice President and
                                                    Chief Financial Officer


                                        SKYTERRA COMMUNICATIONS, INC.


                                        By:  /s/ Scott Macleod
                                             ------------------------------
                                             Name:  Scott Macleod
                                             Title: Executive Vice President,
                                                    Chief Financial Officer and
                                                    Treasurer


                                        HARBINGER CAPITAL PARTNERS MASTER
                                        FUND I, LTD.
                                        By: Harbinger Capital Partners Offshore
                                        Manager, L.L.C., as investment manager


                                        By:  /s/ William R. Lucas, Jr.
                                             ------------------------------
                                             Name:  William R. Lucas, Jr.
                                             Title: Executive Vice President


                                        HARBINGER CAPITAL PARTNERS SPECIAL
                                        SITUATIONS FUND, LP
                                        By: Harbinger Capital Partners Special
                                        Situations GP, LLC, as general partner


                                        By:  /s/ William R. Lucas, Jr.
                                             ------------------------------
                                             Name:  William R. Lucas, Jr.
                                             Title: Executive Vice President

LIST OF EXHIBITS

     Exhibit A:                 Form of Warrant
     Exhibit B:                 Form of Registration Rights Agreement
     Exhibit C:                 Indenture Covenants

                                    Exhibit A
                                    ---------


                                 Form of Warrant

                                    Exhibit B
                                    ---------


                      Form of Registration Rights Agreement

                                    Exhibit C
                                    ---------


                               Indenture Covenants


     A. AFFIRMATIVE COVENANTS

     1. Compliance With Laws. The Indenture shall contain an affirmative covenant requiring the Issuer and each of its Subsidiaries to comply with all laws, rules or regulations applicable to each of them, subject to a Material Adverse Effect qualification and other reasonable and customary exceptions.

     2. Maintenance of Properties. The Indenture shall contain an affirmative covenant requiring the Issuer and each of its Subsidiaries to maintain and keep their respective properties in good repair, working order and condition (other than ordinary wear and tear) so that the business of the Issuer and its Subsidiaries carried on in connection therewith may be properly conducted at all times, subject to a Material Adverse Effect qualification and other reasonable and customary exceptions.

     B. NEGATIVE COVENANTS

     1. Pro Rata Payment of Notes and Secured Notes from Asset Disposition Proceeds. The Indenture shall contain a negative covenant on asset dispositions requiring that the Issuer offer to repurchase the Notes on a pro rata basis with the Issuer's related required purchase offer to the holders of the Notes issued under (and as defined in the Existing High Yield Indenture) and all other Indebtedness existing now or in the future with a similar right; provided, however, that the Issuers shall not be required to make any such offer in violation of the Existing High Yield Indenture or any secured obligations permitted to be incurred by the Existing High Yield Indenture, including without limitation, an offer with the net cash proceeds from dispositions of the Collateral (as defined in the Existing High Yield Indenture) until all obligations under the Existing High Yield Indenture or such other secured obligations have been satisfied.




SK 03773 0003 843527